Exhibit 99.1

Camden National Corporation Reports 2008 Year-to-Date Results

CAMDEN, Maine--(BUSINESS WIRE)--October 28, 2008--Robert W. Daigle, president and chief executive officer of Camden National Corporation (NASDAQ: CAC; the "Company"), today announced 2008 year-to-date earnings per diluted share of $0.69, a $1.55 decrease from the first nine months of 2007, which includes the $14.0 million write-down of other-than-temporarily-impaired securities (“OTTI Write-down”). Reflecting the OTTI Write-down, the Company’s third quarter 2008 loss per diluted share was ($1.05), which was $1.82 less than the $0.77 of earnings per diluted share for the third quarter of 2007. Net income for the first nine months of 2008 decreased to $5.3 million, compared to the $14.7 million reported for the nine months ended September 30, 2007, and net loss for the recently completed third quarter was ($8.0) million, a decrease of $13.0 million from the $5.0 million earned in the same three-month period in 2007.

For the nine months ended September 30, 2008, the returns on average equity and average assets were 4.16% and 0.31%, compared to 18.08% and 1.13%, respectively, for the nine months ended September 30, 2007. The decline in return on average equity is primarily the result of the OTTI Write-down and the $37.9 million of goodwill created from the Union Bankshares Company (“Union”) acquisition. During the first three quarters of 2008, return on average tangible equity (which excludes goodwill and other intangibles) was 5.78% compared to 18.85% for the same period in 2007.

Operating earnings per diluted share, operating net income and other operating disclosures, determined in accordance with generally accepted accounting principles ("GAAP") excluding the effects of the non-cash OTTI Write-down noted above, provide a more meaningful comparison for effectively evaluating the Company’s core operating results:

Core Operating Results

	Nine Months Ended		Three Months Ended
(In thousands, except per share data)	September 30, 2008		September 30, 2008

Net income (loss), GAAP basis / Earnings (loss) per diluted share, GAAP basis	$5,281	$0.69	$(8,020)	$(1.05)
Adjustment to eliminate other-than-temporary-impairment write-down	13,950	1.81	13,950	1.82
Operating net income / Operating earnings per diluted share	$19,231	$2.50	$5,930	$0.77

Operating efficiency ratio	54.85%		54.97%
Operating return on average equity	15.14%		13.91%
Operating return on average tangible equity	21.05%		19.34%
Operating return on average assets	1.12%		1.02%

Operating earnings per diluted share (excluding the OTTI Write-down) for the nine months ended September 30, 2008 were $2.50, a $0.26, or 11.6%, increase over the same period of 2007. Operating earnings per diluted share for the third quarter of 2008 were $0.77, which was equal to the third quarter of 2007.

Operating net income (excluding the OTTI Write-down) for the nine months ended September 30, 2008 was $19.2 million, a $4.5 million, or 30.6%, increase over the same period of 2007, which includes the impact of the Company’s acquisition of Union. Operating net income (excluding the OTTI Write-down) for the third quarter of 2008 was $5.9 million, a $932,000, or 18.6%, increase over the third quarter of 2007. Increases in both periods primarily reflect the impact of the January 3, 2008 acquisition of Union’s $547.4 million asset base.

The Company’s $14.0 million OTTI Write-down (included in non-interest income) resulted from investments in auction pass-through certificates issued by trusts that were sponsored by Merrill Lynch & Co. The assets of the trusts consisted of Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock. On September 6, 2008, the U.S. Treasury Department placed Freddie Mac in conservatorship and, as a result of this action, the payment of dividends ceased on all Freddie Mac issued stock, including the preferred stock supporting the auction pass-through certificates. The Freddie Mac preferred stock collateralizing the securities severely declined in value resulting in the impairment of the Company’s investment. The OTTI Write-down has been treated as a capital loss. However regulation or IRS guidance could change the tax treatment to ordinary loss. As an ordinary loss, the Company would be able to record a tax benefit related to the OTTI Write-down. If this treatment is allowed, the Company would record a $4.9 million, or $0.64 per diluted share tax benefit.

At September 30, 2008, the Company’s total risk-based capital ratio of 11.89% and Tier 1 capital ratio of 10.71% exceeded the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

Daigle commented, “Including the OTTI Write-down, the Company remains “well-capitalized,” the highest designation accorded by our primary regulators, and continues to experience solid core operating earnings, which we expect will support future capital build-up and quarterly dividend distributions.”

Net interest income for the third quarter of 2008 increased 43.0% to $17.4 million, compared to $12.2 million for same period of 2007. This increase in net interest income was primarily attributable to an increase in average earning assets resulting from the Union acquisition. In addition, the net interest margin increased 30 basis points to 3.36% for the first nine months of 2008, compared to the same period in 2007, as a result of the recent rate reductions by the Federal Reserve and a positively sloped yield curve.

During the third quarter of 2008, the Company provided $1.2 million to the allowance for loan and lease losses (“ALLL”) compared to no provision to the ALLL for the same quarter of 2007. The increase in the provision to the ALLL resulted from an increase in net charge-offs and non-performing loans. Non-performing loans as a percentage of total loans amounted to 0.87% at September 30, 2008, compared to 0.50% at September 30, 2007. Additionally, net charge-offs to average loans increased to 0.19% for the nine months ended September 30, 2008, compared to 0.09% for the nine months ended September 30, 2007. The ALLL was 1.13% of total loans outstanding at September 30, 2008, compared to 1.19% of loans outstanding on the same date in 2007. The ALLL was 130.9% of total non-performing loans at September 30, 2008, compared to 237.3% at September 30, 2007.

With respect to credit quality, Daigle commented, “Quality remains a top priority and, to that end, underwriting criteria is being regularly re-examined to ensure that changing market dynamics are being factored into our decision-making process. Although we are adversely affected by a few larger real estate-related credits negatively impacted by the current economic cycle, we continue to have a healthy appetite for growth in all loan categories.”

Non-interest income for the third quarter of 2008 was $3.8 million (excluding the OTTI Write-down) or 20.0% over the same quarter a year ago. The increase was driven by increases in service charges on deposit accounts, income from fiduciary services at Acadia Trust, N.A., and brokerage commission income at Acadia Financial Consultants resulting primarily from the customer relationships gained in the acquisition of Union, which was offset by an $804,000 loss on the sale of other equity securities.

Non-interest expense for the third quarter of 2008 was $11.7 million, an increase of $3.3 million, or 38.8%, over the same quarter in the prior year primarily due to the Union acquisition. The Company’s operating efficiency ratio (excluding the OTTI Write-down) for the nine months ended September 30, 2008 was 54.85%, which compares favorably to the prior year. In addition, the core efficiency ratios for the first three quarters in 2008 were 54.97%, 54.80% and 56.85% for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008, respectively.

Daigle noted, “We believe these quarter-on-quarter results in core operations demonstrates our continued ability to successfully execute on cost savings targets and core earnings accretion goals established during the acquisition due diligence process.”

The Company reported earlier that the Board of Directors approved a dividend of $0.25 per share, payable on October 31, 2008 for shareholders of record on October 15, 2008, which is a 4.2% increase over the dividend declared in the same period last year.

In closing, Daigle stated, “While we are disappointed with this quarter’s adverse developments in the Company’s investment portfolio, arising from outside influences in the turbulent credit markets, we continue to be encouraged by the positive results emanating from our core operating activities. Despite continued uncertainty in the global economic environment, we remain committed to pursuing our well-defined strategic growth objectives while focusing on capital preservation - both considered essential to ensuring the Company’s long term prosperity.”

Camden National Corporation, ranked in the top 20 in US Banker's 2008 list of top-performing mid-tier banks, headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company employing 440 Maine residents for two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations, including changes in tax treatment; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Statement of Operations Data (unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands, except number of shares & per share data)	2008	2007	2008	2007

Interest income
Interest and fees on loans	$73,803	$64,162	$24,079	$21,105
Interest on securities and other	22,620	16,835	7,304	5,722
Total interest income	96,423	80,997	31,383	26,827
Interest expense
Interest on deposits	24,253	27,849	7,752	9,197
Interest on borrowings	19,695	16,198	6,217	5,454
Total interest expense	43,948	44,047	13,969	14,651
Net interest income	52,475	36,950	17,414	12,176
Provision for loan and lease losses	2,120	100	1,170	-
Net interest income after provision	50,355	36,850	16,244	12,176
Non-interest income (loss)
Service charges on deposit accounts	4,069	2,582	1,377	838
Other service charges and fees	2,059	1,380	724	502
Income from fiduciary services	5,031	3,668	1,653	1,240
Other income	1,693	1,786	43	585
Total non-interest income before write-down	12,852	9,416	3,797	3,165
Loss on security write-down	(13,950)	-	(13,950)	-
Total non-interest income (loss)	(1,098)	9,416	(10,153)	3,165
Non-interest expenses
Salaries and employee benefits	19,130	13,894	6,079	4,609
Premises and fixed assets	5,715	3,730	1,800	1,235
Other expenses	10,988	7,842	3,780	2,558
Total non-interest expenses	35,833	25,466	11,659	8,402
Income (loss) before income taxes	13,424	20,800	(5,568)	6,939
Income taxes	8,143	6,077	2,452	1,941
Net income (loss)	$5,281	$14,723	$(8,020)	$4,998

Efficiency Ratio (1)	69.75%	54.92%	160.57%	54.77%

Per Share Data
Basic earnings (loss) per share	$0.69	$2.24	$(1.05)	$0.77
Diluted earnings (loss) per share	0.69	2.24	(1.05)	0.77
Cash dividends per share	$0.75	$0.72	$0.25	$0.24
Weighted average number of shares outstanding	7,682,737	6,571,836	7,659,811	6,513,000
Tangible book value per share (2)	$14.59	$16.83
Core Operating Results (unaudited)

	Nine Months Ended		Three Months Ended
(In thousands, except per share data)	September 30, 2008		September 30, 2008

Net income (loss), GAAP basis / Earnings (loss) per diluted share, GAAP basis	$5,281	$0.69	$(8,020)	$(1.05)
Adjustment to eliminate other-than-temporary-impairment write-down	13,950	1.81	13,950	1.82
Operating net income / Operating earnings per diluted share	$19,231	$2.50	$5,930	$0.77

Operating efficiency ratio (3)	54.85%		54.97%
Operating return on average equity (3)	15.14%		13.91%
Operating return on average tangible equity (3)	21.05%		19.34%
Operating return on average assets (3)	1.12%		1.02%

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest (loss) income.
(2) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.
(3) Computed excluding OTTI write-down.

Statement of Condition Data (unaudited)

	September 30,		December 31,
(In thousands, except number of shares)	2008	2007	2007

Assets
Cash and due from banks	$38,114	$35,833	$28,790
Federal funds sold	-	30,965	-
Securities available for sale, at market value	544,801	393,193	423,108
Securities held to maturity	42,066	34,277	40,726
Loans, less allowance for loan losses of $17,212, $13,925, and $13,653 at September 30, 2008 and 2007 and December 31, 2007, respectively
	1,502,127	1,160,386	1,131,986
Premises and equipment, net	26,235	19,728	19,650
Other real estate owned	2,699	110	400
Goodwill	41,965	3,991	3,991
Other assets	113,231	69,343	68,137
Total assets	$2,311,238	$1,747,826	$1,716,788

Liabilities
Deposits:
Demand	$205,934	$160,516	$141,858
NOW	206,933	131,254	132,331
Money market	335,611	293,700	298,677
Savings	133,095	89,512	85,931
Certificates of deposit	627,865	502,434	459,254
Total deposits	1,509,438	1,177,416	1,118,051
Borrowings from Federal Home Loan Bank	366,283	263,084	271,558
Other borrowed funds	210,084	140,278	142,492
Junior subordinated debentures	43,384	36,083	36,083
Note payable	195	-	10,000
Due to broker	-	556	-
Accrued interest and other liabilities	23,143	16,300	18,401
Total liabilities	2,152,527	1,633,717	1,596,585

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,636,441, 6,513,000 and 6,513,573 at September 30, 2008 and 2007 and December 31, 2007, respectively

	2,814	2,531	2,522
Surplus	46,054	2,538	2,629
Retained earnings	112,334	111,861	114,289
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(2,140)	(2,056)	1,516
Net unrealized losses on post-retirement plans, net of tax	(351)	(765)	(753)
Total accumulated other comprehensive (loss) income	(2,491)	(2,821)	763
Total shareholders' equity	158,711	114,109	120,203
Total liabilities and shareholders' equity	$2,311,238	$1,747,826	$1,716,788

Average Balance Sheet Data (unaudited)

	September 30,		December 31,
(In thousands)	2008	2007	2007

Assets
Investments	$617,049	$462,955	$472,345
Loans	1,520,212	1,197,441	1,187,627
Cash and due from banks	37,534	29,246	29,357
Other assets	143,541	72,916	73,000
Allowance for loan losses	(17,343)	(14,552)	(14,393)
Total Assets	$2,300,993	$1,748,006	$1,747,936

Liabilities and Shareholders Equity
Demand deposits	$185,595	$147,380	$148,751
NOW accounts	185,142	104,923	106,920
Savings accounts	133,566	90,191	89,705
Money market accounts	348,652	304,917	311,171
Certificates of deposit	512,686	390,699	389,565
Brokered deposits	67,453	128,039	121,221
Junior subordinated debentures	43,342	36,083	36,083
Borrowings	629,744	422,203	418,894
Other liabilities	25,180	14,673	15,032
Shareholders equity	169,633	108,898	110,594
Total Liabilities and Shareholders Equity	$2,300,993	$1,748,006	$1,747,936
Earning Asset and Funding Yields Data (unaudited)

	Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2008	2007	2007

Interest-earning Assets
Investments	5.13%	5.09%	5.08%
Loans	6.50%	7.21%	7.17%
Total Interest-earning Assets	6.11%	6.62%	6.57%

Interest-bearing Liabilities
NOW accounts	0.88%	0.38%	0.40%
Savings accounts	0.62%	0.36%	0.37%
Money market accounts	2.35%	4.54%	4.32%
Certificates of deposit	3.67%	4.48%	4.39%
Brokered deposits	4.43%	4.17%	4.22%
Junior subordinated debentures	6.76%	6.60%	6.60%
Borrowings	3.71%	4.57%	4.54%
Total Interest-bearing Liabilities	2.79%	3.64%	3.93%

Net Interest Rate Spread (fully-taxable equivalent)	3.32%	2.98%	2.64%

Net Interest Margin (fully-taxable equivalent)	3.36%	3.06%	3.09%

Asset Quality Data (unaudited)

	September 30,		December 31,
(In thousands)	2008	2007	2007

Loans 90 days past due and still accruing	391	171	6
Non-performing loans	12,763	5,696	10,625
Other real estate owned	2,699	110	400
Net charge-offs	2,930	1,108	1,380
Allowance for loan and lease losses	17,212	13,925	13,653

Allowance for loan and lease losses to total loans	1.13%	1.19%	1.19%
Non-performing loans to total loans	0.87%	0.50%	0.93%
Non-performing assets to total assets	0.69%	0.34%	0.64%
Allowance for loan and lease losses to non-performing loans	130.85%	237.33%	128.43%
Other Data (unaudited)

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2008	2007	2007

Tier 1 Leverage Capital Ratio	6.89%	8.06%	8.20%
Tier 1 Risk-based Capital Ratio	10.71%	12.28%	12.82%
Total Risk-based Capital Ratio	11.89%	13.49%	14.04%
Tangible equity to total assets	4.82%	6.27%	6.75%
Return on average equity	4.16%	18.08%	18.34%
Return on average tangible equity	5.78%	18.85%	19.14%
Return on average assets	0.31%	1.13%	1.16%
Investment Data (unaudited)

	September 30, 2008
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Available for sale
Obligations of U.S. government sponsored enterprises	$9,551	$1	$-	$9,552
Obligations of states and political subdivisions	28,242	78	(537)	27,783
Mortgage-backed securities:
Issued or guaranteed by U.S. government sponsored enterprises
	445,667	3,484	(1,296)	447,855
Other mortgage-backed securities (1)	58,632	28	(4,286)	54,374
Total mortgage-backed securities	504,299	3,512	(5,582)	502,229

Total debt securities	542,092	3,591	(6,119)	539,564

DNP Auction Preferred Stock (2)	5,000	-	(763)	4,237
Auction Pass-Through Certificates (3)	1,000	-	-	1,000
Total equity securities	6,000	-	(763)	5,237

Total securities available for sale	$548,092	$3,591	$(6,882)	$544,801

Held to maturity
Obligations of states and political subdivisions	$42,066	$59	$(1,051)	$41,074

Total securities held to maturity	$42,066	$59	$(1,051)	$41,074

(1) Other mortgage-backed securities rated either AAA or Aaa by two of the three rating agencies (Moody’s, Standard & Poor’s or Fitch).

(2) The Duff & Phelps (DNP) Select Income Fund Auction Preferred Stock failed at auction. We are currently collecting all amounts due according to contractual terms and have the ability and intent to hold the security until it clears auction, is called or matures on December 22, 2021; therefore, the security is not considered other-than-temporarily impaired (OTTI).

(3) In the third quarter of 2008, the Company recorded a $13.95 million OTTI write-down on Auction Pass-Through Certificates with an amortized cost of $14.95 million, specifically $10.0 million in Auction Pass-Through Certificates, Series 2007-8 Class A Certificates relating to FHLMC 6.02% Non-Cumulative Perpetual Preferred Stock, Series X, and $4.95 million Auction Pass-Through Certificates Series 2007-1 Class A Certificates relating to FHLMC 5.1% Non-Cumulative Preferred Stock, 5.57% Non-Cumulative Perpetual Preferred Stock and 5.9% Non-Cumulative Perpetual Preferred Stock. On September 6, 2008, the U.S. Treasury placed the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") in conservatorship and, as a result of this action, the payment of dividends ceased on all FHLMC issued stock, including the preferred stock supporting the auction pass-through certificates, and the value of the FHLMC preferred stock collateralizing the securities severely declined in value.

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com